Exhibit 10.1

                                  Fredco, LLC.
                                  P.O. Box 365
                               Hosston, La. 71043

                                September 9, 2009


Avro Energy, Inc.
9 Church Lane
Copthorne, West Sussex
England RH310 3PT

Dear Sir:

Fredco, LLC. does hereby agree to convey, assign and deliver a 80% Net Revenue Interest in and to that certain oil, gas, and mineral leases referred to as the Muslow A, B, and C Lease; and all its rights, title and interest in the Caddo Levee Board Lease; to the base of the Paluxy Formation; together with all wells and equipment located thereon and pertaining thereto for the payment of Seventy Thousand ($70,000.00) Dollars payable as follows: $35,000.00 non-refundable payment due October 20, 2009, and the balance of $35,000.00 due November 30, 2009. Failure to pay as stated by November 30, 2009, shall ipso facto cancel this agreement and all rights revert back to Fredco, LLC.

This sublease is made without warranty. Fredco, LLC has owned, possessed, and operated said lease peaceable and to its knowledge and belief no current problems exist as to the working interest ownership in this lease. Fredco, LLC does hereby state that it has been in compliance with the Louisiana Conservation Rules and Regulations, and to its knowledge and belief knows of no environmental issues pending or violations against said lease.

Very truly yours,

`Fred Sarkozi`

Fred Sarkozi
Manager, Fredco, LLC

I hereby agree to the above terms and conditions in this letter of agreement dated September 9, 2009, signed this 9th day of September, 2009.

`Donny Fitzgerald`

Donny Fitzgerald
Director, Avro Energy, Inc.